Exhibit 99.1
Herman Miller, Inc. Announces NASDAQ Ticker Symbol Change from “MLHR” to “MLKN”

Reaching Another Milestone as the New MillerKnoll Company

ZEELAND, MICHIGAN, October 29, 2021 – Herman Miller, Inc., (Nasdaq: MLHR) will change its ticker symbol on the Nasdaq Stock Exchange from “MLHR” to “MLKN” at the open of market trading on Monday, November 1, 2021.

This follows approval of the Company’s name change at the annual shareholder meeting on October 11, 2021. The Company will also officially change its name from Herman Miller, Inc. to MillerKnoll, Inc. on November 1, 2021. The name change follows Herman Miller, Inc.’s acquisition of Knoll, Inc. on July 19, 2021.

“Our new name and stock ticker symbolize the best of both legacy organizations as we move forward as MillerKnoll,” said Andi Owen, CEO of MillerKnoll, Inc. “As one of the most influential design companies in the world, MillerKnoll is uniquely positioned to imagine and create beautiful design solutions that endure and inspire. With our integration process well underway, we are poised to transform our industry and define the next era in modern design.”

About MillerKnoll – MillerKnoll is a collective of dynamic brands that comes together to design the world we live in. MillerKnoll includes Herman Miller and Knoll, plus Colebrook Bosson Saunders, DatesWeiser, Design Within Reach, Edelman Leather, Fully, Geiger, HAY, Holly Hunt, KnollTextiles, Maars Living Walls, Maharam, Muuto, naughtone, and Spinneybeck|FilzFelt. MillerKnoll is an unparalleled platform that redefines modern for the 21st century by building a more sustainable, equitable, and beautiful future for everyone.
Media Relations Contact:
Media Relations (616) 654-5977 or media_relations@hermanmiller.com

Investor Relations Contact:
Antonella Pilo (215) 679-1535 or antonella_pilo@knoll.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com